SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2002

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5. Other Information

Shareholder lawsuit

On June 13, 2002, Gail West filed a derivative lawsuit in the Superior Court of Washington, Spokane County, against the board of directors of Avista Corporation (Avista Corp. or the Company). The complaint alleges that the Company’s board of directors breached their fiduciary duties by causing the Company to engage in improper trading activities and then trying to cover them up when questioned by the Federal Energy Regulatory Commission (FERC). Avista Corp. has twice provided information to the FERC showing that it has not engaged in improper trading activities. The Company’s press release disclosing this shareholder lawsuit is filed as exhibit 99(a) hereto. Further information about the FERC inquiry can be found in the Company’s Current Reports on Form 8-K filed on May 28, 2002, June 6, 2002 and June 18, 2002.

U.S. Commodity Futures Trading Commission (CFTC) Subpoena

On June 17, 2002, the CFTC issued a subpoena to Avista Corp. requesting, among other things, records related to any “round-trip” trading practices, also known as “wash” trading, that may have occurred since January 2000. In a previous response to the FERC, Avista Corp. indicated that it does not engage in “wash” or “round-trip” trading. The CFTC subpoena applies to both Avista Utilities, the regulated utility operating division of the Company and Avista Energy, the Company’s energy trading and marketing subsidiary. The Company’s press release disclosing the CFTC subpoena is filed as exhibit 99(a) hereto.

Washington Utilities and Transportation Commission (WUTC) Order on Washington Electric Rate Case

On June 18, 2002, the WUTC issued an order approving a settlement stipulation between Avista Corp., the staff of the WUTC, the Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities resolving all remaining issues in Avista Corp.’s Washington electric rate case. The WUTC order will become effective on July 1, 2002. The Company’s press release disclosing the WUTC order is filed as exhibit 99(b) hereto. Further information about this settlement stipulation can be found in the Company’s Current Report on Form 8-K filed on June 6, 2002.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press Release dated June 21, 2002.

99(b)	Press Release dated June 18, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: June 25, 2002	/s/ Jon E. Eliassen Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)